EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in Affiliated Computer Services, Inc.’s Annual Report on Form 10-K/A for the year ended June 30, 2006. We also consent to the reference to us under the heading “Experts” in such Registration statement.
Pricewaterhouse Coopers LLP
Dallas, Texas
June 13, 2007